FORM 3
                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Witten, C. Alan
   8801 Royal Harbor Court
   Ft. Worth, TX 76179

2. Date of Event Requiring Statement

   7/12/2000

3. IRS Identification Number of Reporting Person, if an entity (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

  VISIONQUEST WORLDWIDE HOLDINGS CORPORATION
  F/K/A CONTINENTAL HERITAGE CORPORATION
  No Ticker or Trading Symbol

5. Relationship of Reporting Person(s) to Issuer
(Check all applicable)

[ ]  Director                        [X] 10% Owner
[ ]  Officer (give title below)      [ ] Other (specify below)

6. If Amendment, Date of Original

7. Individual or Joint/ Group Filing
(Check Applicable Line)

[X] Form filed by One Reporting Person

[ ] Form filed by more than One Reporting Person

Table I - Non-Derivative Securities Beneficially Owned

1. Title of Security  (Instr. 4)

   Common Stock

2. Amount of Securities Beneficially Owned (Instr. 4)

   1,750,000

3. Ownership Form: Direct (D) or Indirect (I) (Instr. 5)

   D

4. Nature of Indirect Beneficial Ownership  (Instr. 4)

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  (Instr. 4)

2. Date Exercisable and Expiration Date

3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

4. Conversion or Exercise Price of Derivative Security

5. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr.5)

6. Nature of Indirect Beneficial Ownership (Instr. 5)


Explanation of Responses:


Date: August 24, 2000             /ss/C. Alan Witten
                                  **Signature of Reporting Person
                                  C. Alan Witten